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                                UNITED STATES                    SEC File Number
                      SECURITIES AND EXCHANGE COMMISSION             0-21081
                            Washington, D.C. 20549                   -------
                                                                   Cusip Number
                                 FORM 12b-25

                          NOTIFICATION OF LATE FILING

(Check One) [ ]Form 10-KSB [ ]Form 11-K [ ]Form 20-F  [X]Form 10-QSB
            [ ]Form N-SAR

For Period Ended: June 30, 1998
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[ ]     Transition Report on Form 10-K    [ ]    Transition Report on Form 10-Q
[ ]     Transition Report on Form 11-F    [ ]    Transition Report on Form N-SAR
[ ]     Transition Report on Form 20-K


For the Transition Period Ended:


READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM.  PLEASE PRINT OR TYPE

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


                       PART I - REGISTRANT INFORMATION

                            CARIBBEAN CIGAR COMPANY
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Full Name of Registrant

                                      N/A
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Former Name if Applicable

                        Suite 111, 8305 N.W. 27th Street
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Address of Principal Executive Office (STREET AND NUMBER)

                             Miami, Florida  33122
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City, State and Zip Code
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                        PART II. Rule 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed: (Check appropriate box)

[X] (a) The reasons described in reasonable detail in PART III of this form could not be eliminated without unreasonable effort or expenses;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, 10-KSB, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]  (c)  The accountant's statement or other exhibit required by Rule
          12b-25(c) has been attached if applicable.

                              PART III.  Narrative

        The Company is unable to file its report on Form 10-QSB within 45 days of the Company's quarter ended June 30, 1998, because it is in negotiations with its primary and subordinated lenders.



                         PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

           Edward C. Williams             (305)                267-3911
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                  (Name)                (Area Code)        (Telephone Number)


(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such other shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
         [X] Yes  [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ] Yes [X] No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made:

                           CARIBBEAN CIGAR COMPANY
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                  (Name of Registrant as Specified in Charter)


Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date    August 14, 1998              By:   /s/ Edward C. Williams
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                                       Edward C. Williams,
                                       Chief Financial Officer